                                                                    Exhibit 9(d)


     AMENDMENT No. 2, dated as of May 22, 1998, to the September 1, 1995 custody agreement (as amended and restated on August 1, 1997) ("Agreement"), between Excelsior Funds, Inc. ("Fund") on behalf of the investment portfolios of the Fund listed on Exhibit A to the Agreement (each a "Portfolio" and collectively the "Portfolios"), having a place of business at 73 Tremont St., Boston, MA 02108 and The Chase Manhattan Bank ("Bank"), having a place of business at 270 Park Ave., New York, N.Y. 10017-2070.

     It is hereby agreed as follows:

     Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     Section 2.  The Agreement is amended as follows:

     A.   Delete the phrase "the second paragraph of" in the seventh line of
Section 1 of the Agreement.

     B.  Section 3 of the Agreement is amended and restated as follows:

     3.  Eligible Foreign Custodians and Securities Depositories
         -------------------------------------------------------

         (a) Fund's board of directors (hereinafter "Board") on behalf of each Portfolio hereby delegates to Bank, and Bank hereby accepts the delegation to it, of the obligation to perform as Fund's "Foreign Custody Manager" (as that term is defined in SEC rule 17f-5(a)(2)), both for the purpose of selecting Eligible Foreign Custodians (as that term is defined in SEC rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been made exempt pursuant to an SEC exemptive order) to hold Property and of evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in SEC rule 17f-5(c)(2)); provided that, the term Eligible Foreign Custodian shall not include any "Compulsory Depository." A Compulsory Depository shall mean a securities depository or clearing agency the use of which is compulsory because: (1) its use is required by law or regulation, (2) securities cannot be withdrawn from the depository, or (3) maintaining securities outside the depository is not consistent with prevailing custodial practices in the country which the depository serves. For each Compulsory Depository used or intended to be used by Fund of which Bank is advised, Bank shall provide Fund from time to time with information addressing the factors set forth in SEC Rule 17f-5(c)(1) to the extent reasonably available to Bank, together with Bank's analysis of the same (an example of which is set forth in Appendix I-C hereto) to assist Fund in determining the appropriateness of placing Assets therein. Compulsory Depositories used by Bank as of the date hereof are set forth in Appendix 1-A hereto, and as the same may be amended on notice to Fund from time to time.

        (b)  In connection with the foregoing, Bank shall:

        (i) provide written reports notifying Fund's Board of the placement of Property with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Fund's Board at such times as the Board deems reasonable and appropriate based on the circumstances of Fund's foreign custody arrangements (and until further notice from Fund such reports shall be provided not less than quarterly with respect to the placement of Property with particular Eligible Foreign Custodians and with reasonable promptness (but not less than quarterly) upon the occurrence of any material change in the contracts or arrangements with or procedures or practices of such Eligible Foreign Custodians);

        (ii) exercise such reasonable care, prudence and diligence in performing as Fund's Foreign Custody Manager as a person having responsibility for the safekeeping of Property would exercise;

        (iii) in selecting an Eligible Foreign Custodian, first have determined that Property placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Property, including, without limitation, those factors set forth in SEC rule 17f-5(c)(1)(i)-(iv);

        (iv) determine that the written contract with the Eligible Foreign Custodian (or, in the case of an Eligible Foreign Custodian that is a securities depository or clearing agency, such contract, the rules or established practices or procedures of the depository, or any combination of the foregoing) requires that the Eligible Foreign Custodian will provide reasonable care for Property based on the standards applicable to custodians in the relevant market; and

        (v) have established a system to monitor the continued appropriateness of maintaining Property with particular Eligible Foreign Custodians and of the governing contractual arrangements.

Subject to (b)(i)-(v) above, Bank is hereby authorized to place and maintain Property on behalf of Fund with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Bank.

        (c) Except as expressly provided herein, Fund shall be solely responsible to assure that the maintenance of Property hereunder complies with the rules, regulations, interpretations and exemptive orders promulgated by or under the authority of the SEC.

        (d) Bank represents to Fund that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Fund, on behalf of each Portfolio, represents to Bank that: (1) the Property being placed and maintained in Bank's custody are subject to the Investment Company Act of 1940, as amended (the "1940 Act"), as the same may be amended from time to time; (2) its Board has determined that it is reasonable to rely on Bank to perform as Fund's Foreign Custody Manager; and (3) its Board or its investment adviser shall have determined that Fund may maintain Property in each country in which Fund's Property shall be held hereunder and determined to accept the risks arising therefrom (including, but not limited to, a country's financial infrastructure (and including any Compulsory Depository operating in such country), prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Property held in custody, and the likelihood

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

of nationalization, currency controls and the like) (collectively, "Country Risk"). Nothing contained herein shall require Bank to make any selection or to engage in any monitoring on behalf of Fund that would entail consideration of Country Risk.

        (e) Bank shall provide to Fund such information relating to Country Risk as is specified in Appendix I-B hereto. Fund hereby acknowledges that: (i) such information is solely designed to inform Fund of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) Bank has gathered the information from sources it considers reliable, but that Bank shall have no responsibility for inaccuracies or incomplete information.

        (f) At the request of Fund, Bank may, but need not, add an Eligible Foreign Custodian that is either a bank or a non-Compulsory Depository where Bank has not acted as Foreign Custody Manager with respect to the selection thereof. Bank shall notify Fund in the event that it elects to add any such entity.

        (g)  The term "subcustodian" as used herein shall mean the following:

        (i) a "U.S. Bank," which shall mean a U.S. bank as defined in SEC rule 17f-5(a)(7); and

        (ii) an "Eligible Foreign Custodian," which shall mean (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, (ii) a majority-owned direct or indirect subsidiary of a U.S. bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States; (iii) a securities depository or clearing agency (other than a Compulsory Depository), incorporated or organized under the laws of a country other than the United States, that acts as a system for the central handling of securities or equivalent book-entries in that country and that is regulated by a foreign financial regulatory authority as defined under section 2(a)(50) of the 1940 Act, (iv) a securities depository or clearing agency organized under the laws of a country other than the United States when acting as a transnational system ("Transnational Depository") for the central handling of securities or equivalent book-entries, and (v) any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

        C. In the fourth line of Section 4(e) of the Agreement replace the word "its" with "their" and after the word "administration" add the following language: "or, in the case of cash deposits, except for liens or rights in favor of creditors of the subcustodian arising under bankruptcy, insolvency or similar laws."

        D. Insert the following language at the beginning of the second sentence of Section 12(a)(i): "Except with respect to those countries as to which the parties may from time to time in the future agree in writing otherwise."

        E.  Insert the following at the beginning of Section 12(a)(ii) of the
Agreement: "Absent negligence, bad faith or willful misconduct in performing as Fund's Foreign Custody Manager

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

with respect to the affected subcustodian, Bank shall not be responsible for the insolvency of any subcustodian which is not a branch or affiliate of Bank."

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


EXCELSIOR FUNDS, INC.               THE CHASE MANHATTAN BANK



By:  /s/ Frederick S. Wonham        By:  /s/ Robert Boyles
   ----------------------------        --------------------------------
Name:   Frederick S. Wonham         Name:   Robert Boyles
Title:  President and Treasurer     Title:  Chairman & CEO

                                 Appendix 1-A

                            COMPULSORY DEPOSITORIES

                                 Appendix 1-B

                      Information Regarding Country Risk
                      ----------------------------------


     1. To aid Fund's board in its determinations regarding Country Risk, Bank shall furnish board annually and upon the initial placing of Property into a country the following information (check items applicable):

     A.   Opinions of local counsel concerning:

____ i. Whether applicable foreign law would restrict the access afforded Fund's independent public accountants to books and records kept by an eligible foreign custodian located in that country.

____ ii. Whether applicable foreign law would restrict the Fund's ability to recover its Property in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

____ iii. Whether applicable foreign law would restrict the Fund's ability to recover Property that are lost while under the control of an Eligible Foreign Custodian located in the country.

     B.   Written information concerning:

____ i. The likelihood of expropriation, nationalization, freezes, or confiscation of Fund's Property.

____ ii. Whether difficulties in converting Fund's cash and cash equivalents to U.S. dollars are reasonably foreseeable.

     C.   A market report with respect to the following topics:

     (i) securities regulatory environment, (ii) foreign ownership restrictions,
     (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) compulsory depositories (including depository evaluation).

     2.   Bank shall furnish the following additional information:

     Market flashes, including with respect to changes in the information in market reports.









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